UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	May 8, 2008
(May 8, 2008)

Commission	Name of Registrants, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

001-06986	Public Service Company of New Mexico	85-0019030
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

______________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into a Material Definitive Agreement.

In 2005, Public Service Company of New Mexico (“PNM”) reported the execution of its existing $400 million unsecured credit agreement facility (“PNM Revolver”) in a PNM Current Report on Form 8-K filed August 19, 2005.  PNM reported the execution of its new $300 million unsecured delayed draw term loan facility (“Term Loan Agreement”) in its Current Report on Form 8-K filed May 7, 2008.  PNM recently completed the following additional credit arrangement to improve its liquidity.

On May 8, 2008, PNM entered into a new $100 million unsecured letter of credit facility pursuant to a reimbursement agreement (“Reimbursement Agreement”), with Deutsche Bank AG New York Branch, as administrative agent, lender and letter of credit issuer, Royal Bank of Canada, as lender and RBC Capital Markets as syndication agent.

From time to time, the agents, arrangers, lenders, and letter of credit issuer party to the Reimbursement Agreement perform normal banking and investment banking and advisory services for PNM, its parent, PNM Resources, Inc. (“PNMR”), or its affiliate, Texas-New Mexico Power Company, for which they have received customary fees and expenses.

The Reimbursement Agreement is described below in Item 2.03 of this report, which is incorporated by reference into this Item 1.01.  A copy of the Reimbursement Agreement is filed herewith as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Reimbursement Agreement allows PNM to obtain, from time to time, standby letters of credit up to the aggregate amount of $100 million at any time prior to April 30, 2009.  The letter of credit and commitment fees will vary depending upon the then-current senior unsecured debt credit rating for PNM.

The Reimbursement Agreement will be used for general corporate purposes, including supporting margin requirements under hedging agreements.  Letter of credit issuances under the Reimbursement Agreement are conditioned on the ability of PNM to make certain customary representations.  The Reimbursement Agreement includes customary covenants, including requirements to maintain a maximum consolidated debt-to-consolidated capitalization ratio.   It also includes a requirement to maintain a minimum consolidated ebita to consolidated interest expense ratio.

In addition, in the event of a downgrade of either of PNM’s long-term unsecured senior credit ratings below their current ratings by S&P or Moody’s or PNM’s failure to issue and sell at least $350 million of senior unsecured notes by June 13, 2008, PNM must take all actions to attempt to obtain all necessary regulatory approvals and consents and use all commercially reasonable efforts to procure from the lenders under the PNM Revolver and PNMR’s revolving credit facility, all consents, in each case required to allow PNM to grant security interests in PNM’s property to the administrative or collateral agent for the benefit of the lenders and letter of credit issuers under the Reimbursement Agreement.  After receipt of such approvals and consents, PNM must promptly grant a first priority perfected security interest, subject to pari passu liens granted or to be granted to other lenders, in all of PNM’s property (other than the assets being sold in the contemplated sale of PNM’s gas utility, assets under PNM’s current mortgage and assets which would customarily be excluded from a conventional utility mortgage, and any other assets as to which the parties reasonably determine that the costs of obtaining a security interest or perfection thereof are excessive in relation to the benefit to the lenders and letter of credit issuers under the Reimbursement Agreement).

The Reimbursement Agreement includes customary events of default and has a cross default provision and a change of control default provision. If an event of default occurs, the administrative agent may, or upon the request and direction of lenders holding a specified percentage of the commitments shall, terminate the obligations of the lenders to make loans and/or declare the obligations outstanding under the facility to be due and payable. Such termination and acceleration will occur automatically in the event of an insolvency or bankruptcy default.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number                    Exhibit

10.1
Reimbursement Agreement, dated as of May 8, 2008, among PNM, as borrower, the lenders party thereto, Deutsche Bank AG New York Branch, as administrative agent and RBC Capital Markets as syndication agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
PUBLIC SERVICE COMPANY OF NEW MEXICO

(Registrants)

Date: May 8, 2008	/s/ Thomas G. Sategna
Thomas G. Sategna
Vice President and Corporate Controller
(Officer duly authorized to sign this report)